Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2012

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 13, 2012--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2012.

Canterbury Park Holding Corporation (the “Company”) reported a net loss of $166,536 on revenues of $11,964,084 for the three months ended June 30, 2012, compared to a net loss of $348,056 on net revenues of $11,665,520 for the same period in 2011. For the six months ended June 30, 2012, net income was $365,968 on net revenues of $21,572,794, compared to a net loss of $137,501 on net revenues of $19,973,330 for the same period in 2011. Diluted loss per share for the second quarter of 2012 was $.04 compared to diluted loss per share of $.09 for the same period in 2011. Diluted income per share for the six month period ended June 30, 2012 was $.09 compared to diluted loss per share of $.03 for the six month period ended June 30, 2011.

The 2.6% increase in net revenues in the 2012 second quarter over the same period in 2011 primarily reflects a 1.3% increase in pari-mutuel revenues and a 9.6% increase in concessions revenues offset by a 1.3% decline in Card Casino revenues. The 8.0% increase in net revenues in the six months ended June 30, 2012 compared to the same period in 2011 primarily reflects an increase in pari-mutuel revenues of 2.8%, an increase in Card Casino revenues of 7.3% and an increase in concessions revenue of 15.5% compared to the same period in the prior year. Operating expenses increased in both the second quarter and six month periods ended June 30, 2012, increasing $566,415, or 4.8%, and $1,499,324, or 7.7%, as compared to the respective periods in 2011. These increases are primarily due to additional expenses incurred to support increased revenues, along with professional fees and accounting charges incurred in connection with the Company’s June 4, 2012 Cooperative Marketing Agreement (the “Agreement”) with the Shakopee Mdewakanton Sioux Community (the “SMSC”) discussed below.

Further detail regarding our results for the second quarter and first six months of 2012 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on August 14, 2012 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “We are pleased that we achieved revenue growth in the second quarter and six months ended June 30, 2012, and we are delighted that in the second quarter, there were significant developments that lay the foundation for building shareholder value in future periods.

“First, due to legislation passed in May, we are now able to expand the number of tables in our Card Casino, increase our poker betting limits, and offer unlimited poker tournaments. These enhancements create an opportunity for increased revenues. In addition, the legislation established a framework for Canterbury to contract with tribal casinos in Minnesota to offer simulcast pari-mutuel horse racing at those facilities.

“Perhaps even more significant is our recently announced Agreement with the SMSC. Keys elements of this agreement are:

  Purse enhancements for live races at Canterbury Park, an SMSC commitment to the horse industry totaling approximately $75 million over the ten-year term of the agreement.
  Joint marketing initiative between Canterbury Park and SMSC’s Mystic Lake Casino Hotel, an SMSC commitment to Canterbury Park totaling $8.5 million over the ten-year term of the agreement.”

Mr. Sampson continued: “Our second quarter loss represents an investment in the future of Canterbury Park. As part of the Agreement, the Company issued Stock Appreciation Rights (“SARs”) to SMSC that are only able to be settled in cash. These SARs represent a liability to the Company and, as a result, required the Company to incur an expense during the second quarter. Also, we incurred significant professional fees related to passage of Card Casino legislation, negotiating the Agreement and obtaining Minnesota Racing Commission approval for the Agreement.”

Mr. Sampson concluded: “While it will take several years to fully realize all the benefits from these new opportunities, our recent legislative success combined with the execution of the Agreement with the SMSC have put the Company on a more solid financial footing and have secured a long-term future for Canterbury Park and the Minnesota horse racing industry.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2012 live race meet began on May 18th and ends September 3rd. In addition, Canterbury Park’s Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Operating Revenues, (net)	$11,964,084	$11,665,520	$21,572,794	$19,973,330

Operating Expenses	$12,257,434	$11,691,019	$20,861,185	$19,361,861

Non-Operating Income, (net)	$2,225	$667	$3,339	$2,030

(Loss) Income before Income Taxes	($291,125)	($24,822)	$714,948	$613,499

Income Tax Benefit (Expense)	$124,589	($323,234)	($348,980)	($751,000)

Net (Loss) Income	($166,536)	($348,056)	$365,968	($137,501)

Basic Net (Loss) Income Per Common Share	($0.04)	($0.09)	$0.09	($0.03)

Diluted Net (Loss) Income Per Common Share	($0.04)	($0.09)	$0.09	($0.03)

RECONCILIATION OF NET INCOME TO EBITDA

	Six Months	Six Months
	Ended	Ended
	June 30, 2012	June 30, 2011

Net income (loss)	$365,968	($137,501)

Interest income, net of interest expense	(3,339)	(2,030)

Income tax expense	348,980	751,000

Depreciation	884,580	937,230

EBITDA	$1,596,189	$1,548,699

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223